Exhibit 99.1

Contacts:	Investor Relations:	Corporate Communications:
	Brent Anderson	Jane Hays
	Vice President-Investor Relations	Vice President-Corporate Communications
	(972) 543-8207	(972) 543-8123

Press:
Shonna James
Shonna James Communications, LLC
(602) 424-7822, (602) 579-9890 Cell

MERITAGE HOMES PROMOTES STEVE DAVIS TO CHIEF OPERATING OFFICER

SCOTTSDALE, ARIZ. (December 17, 2008) — Meritage Homes Corporation (NYSE: MTH) a leading U.S. homebuilder, today announced the promotion of Steve Davis to the newly created position of chief operating officer.

“Over the past two years, as executive vice president of national homebuilding operations, Steve has successfully directed our operating teams to align our product and organization for the challenging environment we face today,” said Steven J. Hilton, chairman and chief executive officer of Meritage.  “This promotion recognizes Steve’s contributions to date, and positions him to work closely with our operating presidents to continue improving our execution, earning high levels of customer satisfaction, and refining our strategy to take advantage of the next upturn in the housing market.”

An industry veteran, Davis has more than 25 years’ experience in the homebuilding industry and a diverse operational background.  Prior to joining Meritage, Davis led a start-up operation for a major homebuilder in the post-hurricane Katrina Gulf Coast.  In regional roles he established a successful track record, leading national initiatives focused on construction, customer service and purchasing, and successfully executing a turnaround strategy that significantly improved customer satisfaction while gaining operating efficiencies.

Davis earned his bachelor’s degree in business management from Park University and graduated from the University of Arkansas with a master’s degree in operations management.  Prior to entering the homebuilding industry, he served five years in the U.S. Air Force.

About Meritage Homes Corporation

Meritage Homes Corporation (NYSE:MTH) builds primarily single-family homes across the southern and western United States under the Meritage, Monterey and Legacy brands. Meritage has active communities in Houston, Dallas/Ft. Worth, Austin, San Antonio, Phoenix/Scottsdale, Tucson, Las Vegas, the East Bay/Central Valley and Inland Empire of California, Denver and Orlando.  The Company was ranked by Builder magazine in 2008 as the 12th largest homebuilder in the U.S. and ranked #803 on the 2008 Fortune 1000 list. For more information about the Company, visit www.meritagehomes.com.

Click here to join our email alert list:  http://www.b2i.us/irpass.asp?BzID=1474&to=ea&s=0

# # #